FOR IMMEDIATE RELEASE                   Contact:       Timothy N. Jenson
                                                       Chief Executive Officer
                                                       (310) 615-6850




         MERISEL ANNOUNCES NASDAQ DELISTING NOTICE AND STOCK REPURCHASE

EL SEGUNDO, Calif. (Jan. 15, 2003) -- Merisel, Inc. (Nasdaq:MSEL) today announced that it has received notification from Nasdaq indicating that it has not maintained the minimum $5 million market value of its publicly held common shares (excluding shares held by affiliates) that is required for listing on the Nasdaq National Market. The notice indicated that, subject to an appeal by the Company, Merisel's common stock will be delisted on January 23, 2003. Merisel intends to appeal the Nasdaq decision, although there can be no assurance that it will be successful and will maintain its listing on the NASDAQ National Market. Merisel does currently meet the requirements to be listed on the Nasdaq SmallCap Market.

Merisel also announced that its board of directors has approved an extension of its stock repurchase program and authorized the repurchase of up to $1.0 million of Merisel's outstanding common stock. The purchases are expected to be made on the open market over the next several months, depending upon market conditions.

Merisel further announced that while it will not have final audited financial results until late February or early March, it expects to report revenue of approximately $82 million for its software licensing business for fiscal year 2002 or an increase of more than 100% over the software licensing revenue generated in fiscal year 2001. Merisel also expects net income for the fourth quarter of 2002 to be greater than net income for the third quarter of 2002, resulting primarily from favorable resolution of wind down related activities.

"The Company has made significant progress in building its software licensing business" said Tim Jenson, Chief Executive Officer, "Merisel is pleased with the strong revenue growth and improving profitability for this business. The Company continues to explore potential acquisitions and believes its acquisition strategy will create opportunities to enhance shareholder value in the future."

Statements herein concerning future events and developments and the Company's expectations, beliefs, plans and estimates constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are demand trends, competitive issues, inventory risks, changes in technologies, changes in manufacturer or customer terms and conditions, and other items detailed in the Company's SEC filings.

Merisel, Inc. is a provider of software licensing products to resellers throughout the U.S. Visit Merisel at www.merisel.com.


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